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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NDCHealth Corporation

(Name of Registrant as Specified In Its Charter)

MMI Investments, L.P.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[MMI Investments, L.P. Letterhead]

September 21, 2004

Dear Fellow Stockholder:

        MMI Investments L.P. is the owner of over 3.5 million shares of NDC common stock, representing approximately 9.7% of the Company’s outstanding shares. We invested in NDC because we believe that there is significant value in the NDC franchise. It has market leadership, impressive margins, a high percentage of recurring revenue and blue chip customers in a high growth industry. However, we think it has been poorly managed by a lackluster executive leadership under an ineffective board of directors. We are convinced that now is the time for stockholders to do something about it.

        We have put forth a proposal requesting that the board engage a leading investment bank to analyze all strategic alternatives available to the Company for maximization of stockholder value including, but not limited to, acquisitions, divestitures, recapitalizations and sale to or merger with a third party. We are asking you to vote FOR our proposal at the upcoming Annual Meeting by signing, dating and returning the enclosed BLUE proxy in the envelope provided.

        On January 2nd of this year, NDC stock closed at $26.05. It closed on September 17, 2004 at $15.84, a year-to-date drop of 39% and more than 32% lower than it was five years prior. In the just-completed 4th quarter of fiscal 2004 NDC’s operating margin declined 48%, compared to the prior year’s 4th quarter, while revenue growth fell to zero from more than 17% in the prior year’s 4th quarter. Clearly, the consideration of alternatives to “business as usual” is long overdue. As discussed in our enclosed proxy statement, which we urge you to read, we are convinced that NDC has significantly more value to stockholders in the context of a merger or sale transaction than as an independent company subject to the recurring missteps of current management.

        Do not be lulled into inaction by the Board’s claims that they have been “advised” by investment bankers “with respect to maximizing stockholder value.” We sincerely doubt that the Company’s long-time investment bankers, Goldman, Sachs & Co. (whom NDC has not compensated for such a review), has performed a risk-adjusted analysis of management’s plans, compared that to the Company’s sale value, and concluded that staying the course maximizes value for shareholders. We are confident that voting for the Stockholder Value Proposal will send the message that stockholders are not satisfied – that they want a special committee of independent directors advised by an investment banker, with no prior relationship with the Company, retained and compensated to do a rigorous assessment of all alternatives available to the Company and present it in writing to the full Board.

        Help us in our effort to restore stockholder value at NDC. If you share our belief that management has not used the Company’s many strengths to deliver value to stockholders, you should demand that the Board explore other avenues by voting FOR our proposal. Send a clear message to NDC’s directors. Let your vote be your voice. Sign, date and return your BLUE proxy today.

        Thank you for your support,

        MMI Investments, L.P.

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